Exhibit 99

EnSync Energy Reports Second Quarter Fiscal Year 2018 Results

Management to Host Conference Call Today at 4:30 p.m. ET (3:30 p.m. CT)

MILWAUKEE, February 13, 2018 -- EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems (“EnSync Energy”), a leading developer of innovative distributed energy resources (DERs), today announced second quarter fiscal year 2018 financial results for the period ended December 31, 2017.

Recent Highlights

•	Revenue during the second quarter of fiscal 2018 increased by 179% to $4.8 million compared to $1.7 million in the year ago period, with revenue largely being contributed by 8 power purchase agreement (“PPA”) projects;
•	Gross margins improved to 24.2% during the second quarter compared to 0.3% in the year ago quarter, and gross margins of 12.5% in the immediately preceding quarter as the Company becomes more efficient and profitable on its PPA construction and sales efforts;
•	Closed the largest single sale in company history, a PPA for a large multi-residential property on Oahu;
•	Completed commissioning of Time Warner project at a key data center site on the island of Hawaii and commenced operation of two additional projects on the island of Oahu;
•	Signed PPAs for three additional Hawaii projects including a PPA with the Polynesian Cultural Center, a top tourist attraction in Hawaii, operated by the Brigham Young University Hawaii campus;
•	Received a purchase order for a Micro-Utility system that will ship to East Africa, the first order for EnSync on the continent;
•	Shipped a repeat order Matrix Energy Management system to Schneider Electric;
•	Sold our Menomonee Falls building for net proceeds of $1.7 million; and
•	Signed a Partnership Agreement with Lower Electric LLC for rapid entry into the high growth Illinois renewables market.

Management Discussion

“We are now solidly engaged in driving sales across several different markets,” commented, Brad Hansen, CEO of EnSync Energy. “Specifically, we continue to make progress in our commercial and industrial (“C&I”) markets in Hawaii and California, where we have 13 PPA projects in our backlog in various stages of execution. We recently sold the single largest C&I PPA project in EnSync Energy’s history and have a number of others in our pipeline. In addition to our C&I opportunities, we are advancing our focus on the independent utility market where we recently announced an order for a micro-utility system in East Africa, and announced today’s partnership with Lower Electric which is expected to enable us to enter the evolving Illinois market later this year. Finally, we are maintaining our focus on power electronic system sales where we continue to ship systems to Schneider Electric. Each of these market areas have the potential to dramatically increase Company revenues and margins, and our prospects for future growth remain very positive.”

“We continue to perform well on selling and constructing PPA projects. Our gross margins in the second quarter of 24.2% were above our stated expectations of 10% to 20% as we enhanced efficiencies in the procurement, construction and sale process. Given the success we have had, we’re now confident enough in our execution to adjust the gross margin target range to 15% to 25% going forward.”

“Overall, we’re extremely happy with our performance in the second quarter which is arguably the best operating quarterly performance in the Company’s history. Our products and execution are yielding great results which we’ll look to build upon going forward. With the success we have achieved with our existing markets, and now with new markets, partners, products and services being regularly announced, we feel it’s a very exciting time at EnSync,” Hansen concluded.

Financial Results

Total revenue for the second quarter of fiscal 2018 was $4.8 million compared to $1.7 million in the year ago period. Revenue during the second quarter of fiscal 2018 quarter was largely derived from PPA contracts in Hawaii that are recognized on a percent of completion basis. In addition to the PPA sales, revenue was also recognized from system sales of the Company's Matrix® Energy Management system and DER FlexTM platform.

Gross margins improved to 24.2% during the second quarter compared to 0.3% in the year ago quarter, and compares to gross margins of 12.5% in the immediately preceding first quarter. The improved gross margin is attributable to the elimination of numerous non-recurring charges incurred in the year ago period as part of entering the market with this new PPA business model, and further efficiencies in the procurement, construction and sale process. In particular, the margin improvement was primarily driven by lower procurement costs on certain PPA projects in the final stages of construction and favorable margin on a PPA project sold in the second quarter. The Company’s expectation is that gross profit margins on future PPA sales should be between 15% and 25%.

Advanced Engineering and Development costs were $1.2 million during the second quarter of fiscal 2018, compared to $1.1 million in the year ago period. Selling, General and Administrative expenses decreased to $2.4 million during the second quarter of fiscal 2018 compared to $3.0 million in the year ago period due to decreases in legal expenses and stock-based compensation. Total Advanced Engineering and Development costs and Selling, General and Administrative expenses (excluding stock-based compensation of $0.2 million and $0.8 million, respectively) was $3.4 million during the second quarter of fiscal 2018 compared to $3.3 million in the second quarter of fiscal 2017. The Company intends to hold at or below these levels going forward.

Net loss attributable to common shareholders was $(2.6) million, or $(0.05) per basic and diluted share, for the second quarter of fiscal 2018, compared to $(4.4) million, or $(0.09) per basic and diluted share, in the second quarter of fiscal 2017.

Cash balance at December 31, 2017 was $5.9 million compared to $9.1 million at September 30, 2017.

Estimated backlog value for PPA projects, components and systems as of the date of this announcement is approximately $11.4 million.

Conference Call Information

Date: Tuesday, February 13, 2018

Time: 4:30 p.m. ET (3:30 p.m. CT)

Domestic participant dial in #: (877) 283-0524 or (412) 317-5232

Conference code #: 10116984

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization

.

Interested parties can also listen to a live internet webcast available in the investor section of the Company's website at www.ensync.com.

A teleconference replay of the call will be available at (877) 344-7529 or (412) 317-0088, confirmation code 10116984, through February 20, 2018. A webcast replay will be available in the investor section of the Company’s website at www.ensync.com for 90 days.

About EnSync Energy Systems

EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems (EnSync Energy), is creating the future of electricity with innovative distributed energy resource (DER) systems and internet of energy (IOE) control platforms. EnSync Energy ensures the most cost-effective and resilient electricity, delivered from an electrical infrastructure that prioritizes the use of all available resources, such as renewables, energy storage and the utility grid. As project developer, EnSync Energy’s distinctive engagement methodology encompasses load analysis, system design consulting, and technical and financial modeling to ensure energy systems are sized and optimized to meet our customers’ objectives for value and performance. Proprietary direct current (DC) power control hardware, energy management software, and extensive experience with numerous energy storage technologies uniquely positions EnSync Energy to deliver fully integrated systems that provide for efficient design, procurement, commissioning, and ongoing operation. EnSync Energy’s IOE control platform adapts easily to ever-changing generation and load variables, as well as changes in utility prices and programs, ensuring the means to make or save money behind-the-meter, while concurrently providing utilities the opportunity to use DERs for an array of grid enhancing services. In addition to direct system sales, EnSync Energy includes power purchase agreements (PPAs) in its portfolio of offerings, which enables electricity savings for customers and provides a stable financial yield for investors. EnSync Energy is a global corporation, with joint venture Meineng Energy in AnHui, China, and energy project development subsidiary Holu Energy LLC in Hawaii, and DCfusion LLC, a power system engineering and design, consultancy and policy firm. For more information, visit www.ensync.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding project completion timelines, our ability to monetize our PPA assets, statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy, Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our historical and anticipated future operation losses and our ability to continue as a going concern; our ability to raise the necessary capital to fund our operations and the risk of dilution to shareholders from capital raising transactions; our ability to successfully commercialize new products, including our Matrix® Energy Management, DER FlexTM, DER SupermoduleTM, and AgileTM Hybrid Storage Systems; our ability to lower our costs and increase our margins; our product, customer and geographic concentration, and lack of revenue diversification; the length and variability of our sales cycle; our dependence on governmental mandates and the availability of rebates, tax credits and other economic incentives related to alternative energy resources and the regulatory treatment of third-party owned solar energy systems; and the other risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Relations Contact:
Antenna

Shreema Mehta

(646) 416-9853

ensync@antennagroup.com

EnSync Energy Media Contact:
Michelle Montague

(262) 735-5676

mmontague@ensync.com

Investor Relations Contact:
Lytham Partners, LLC
Robert Blum, Joseph Diaz, or Joe Dorame
(602) 889-9700

esnc@lythampartners.com

EnSync, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2017	2016	2017	2016

Revenues	$4,846,707	$1,736,569	$7,208,755	$9,393,130

Costs and expenses
Cost of product sales	3,672,506	1,731,558	5,739,416	9,497,701
Cost of engineering and development	-	-	-	937,725
Advanced engineering and development	1,178,584	1,077,140	2,285,928	2,078,468
Selling, general and administrative	2,435,077	3,035,704	5,079,351	5,588,155
Depreciation and amortization	86,018	201,712	183,410	356,069
Impairment of long-lived assets	-	-	447,000	-
Total costs and expenses	7,372,185	6,046,114	13,735,105	18,458,118

Loss from operations	(2,525,478)	(4,309,545)	(6,526,350)	(9,064,988)

Other income (expense)
Equity in loss of investee company	(88,438)	(25,387)	(138,463)	(1,732)
Interest income	6,862	11,269	13,995	22,627
Interest expense	(10,917)	(13,107)	(22,175)	(26,104)
Other income	6,527	-	76,525	8,432
Total other income (expense)	(85,966)	(27,225)	(70,118)	3,223

Loss before benefit for income taxes	(2,611,444)	(4,336,770)	(6,596,468)	(9,061,765)

Benefit for income taxes	-	-	-	-
Net loss	(2,611,444)	(4,336,770)	(6,596,468)	(9,061,765)
Net loss attributable to noncontrolling interest	75,761	60,065	168,991	142,338
Net loss attributable to EnSync, Inc.	(2,535,683)	(4,276,705)	(6,427,477)	(8,919,427)
Preferred stock dividend	(85,359)	(77,331)	(168,636)	(152,776)
Net loss attributable to common shareholders	$(2,621,042)	$(4,354,036)	$(6,596,113)	$(9,072,203)

Net loss per share
Basic and diluted	$(0.05)	$(0.09)	$(0.12)	$(0.19)

Weighted average shares - basic and diluted	55,854,270	47,849,343	55,702,381	47,801,474

See accompanying notes to condensed consolidated financial statements.

EnSync, Inc.

Condensed Consolidated Balance Sheets

	(Unaudited)
	December 31, 2017	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$5,871,135	$11,782,962
Accounts receivable, net	416,830	469,906
Inventories, net	1,566,273	2,482,013
Costs and estimated earnings in excess of billings	2,299,876	87,318
Prepaid expenses and other current assets	849,338	630,998
Total current assets	11,003,452	15,453,197
Long-term assets:
Property, plant and equipment, net	2,830,849	3,446,253
Investment in investee company	1,809,265	1,947,728
Goodwill	809,363	809,363
Right of use assets-operating leases	1,170,793	150,214
Other assets	93,862	7,502
Total assets	$17,717,584	$21,814,257

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$556,950	$726,256
Accounts payable	1,884,332	487,185
Billings in excess of costs and estimated earnings	50,888	456,950
Accrued expenses	1,341,678	1,231,714
Total current liabilities	3,833,848	2,902,105
Long-term liabilities:
Long-term debt, net of current maturities	331,827	331,827
Deferred revenue	422,638	422,638
Other long-term liabilities	1,156,124	249,920
Total liabilities	5,744,437	3,906,490

Commitments and contingencies

Equity
Series B redeemable convertible preferred stock ($0.01 par value, $1,000 face value), 3,000 shares authorized and issued, 2,300 shares outstanding, preference in liquidation of $5,799,722 and $5,631,086 as of December 31, 2017 and June 30, 2017, respectively	23	23
Series C convertible preferred stock ($0.01 par value, $1,000 face value), 28,048 shares authorized, issued, and outstanding, preference in liquidation of $6,173,422 and $12,276,682 as of December 31, 2017 and June 30, 2017, respectively	280	280
Common stock ($0.01 par value), 300,000,000 authorized, 56,061,961 and 55,200,963 shares issued and outstanding as of December 31, 2017 and June 30, 2017, respectively	1,268,934	1,260,324
Additional paid-in capital	142,473,190	141,822,317
Accumulated deficit	(131,067,121)	(124,639,644)
Accumulated other comprehensive loss	(1,584,169)	(1,584,578)
Total EnSync, Inc. equity	11,091,137	16,858,722
Noncontrolling interest	882,010	1,049,045
Total equity	11,973,147	17,907,767
Total liabilities and equity	$17,717,584	$21,814,257

See accompanying notes to condensed consolidated financial statements.

EnSync, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(6,596,468)	$(9,061,765)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation of property, plant and equipment	180,080	290,132
Amortization of customer intangible assets	3,330	68,044
Stock-based compensation, net	601,472	1,055,105
Equity in loss of investee company	138,463	1,732
Provision for inventory reserve	57,988	181,197
Gain on sale of property and equipment	(76,521)	(8,432)
Interest accreted on note receivable	(6,049)	(6,049)
Impairment of long-lived assets	447,000	-
Changes in assets and liabilities
Accounts receivable	53,076	(203,639)
Inventories	857,752	(150,332)
Costs and estimated earnings in excess of billings	(2,212,558)	-
Prepaids and other current assets	(227,821)	1,785,328
Deferred PPA project costs	-	5,690,307
Other assets	(86,360)	-
Accounts payable	1,397,147	112
Billings in excess of costs and estimated earnings	(406,062)	-
Accrued expenses	(4,897)	271,467
Deferred revenue	-	422,638
Other long-term liabilities	-	137,983
Net cash provided by (used in) operating activities	(5,880,428)	473,828
Cash flows from investing activities
Expenditures for property and equipment	(16,169)	(9,149)
Proceeds from sale of property and equipment	81,500	9,754
Payments from note receivable	12,000	-
Net cash provided by investing activities	77,331	605
Cash flows from financing activities
Repayments of long term debt	(169,306)	(165,083)
Proceeds from issuance of common stock	96,674	-
Proceeds from the exercise of stock options	-	68,400
Payments of tax withholding related to stock-based compensation	(38,663)	-
Contribution of capital from noncontrolling interest	1,956	-
Net cash used in financing activities	(109,339)	(96,683)
Effect of exchange rate changes on cash and cash equivalents	609	(568)
Net increase (decrease) in cash and cash equivalents	(5,911,827)	377,182
Cash and cash equivalents - beginning of period	11,782,962	17,189,089

Cash and cash equivalents - end of period	$5,871,135	$17,566,271

Supplemental disclosures of cash flow information:
Cash paid for interest	$22,543	$26,332
Supplemental noncash information:
Right of use asset obtained in exchange for new operating lease	1,020,579	102,943

See accompanying notes to condensed consolidated financial statements.